Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

October 3, 2008

YRC Worldwide Announces Redemption of Notes

—    Satisfies All Note Maturities Until 2010

OVERLAND PARK, KAN.—YRC Worldwide Inc. (NASDAQ: YRCW) announced today that on October 2, 2008 the company drew down $325 million on its senior revolving credit facility, which matures August 17, 2012. The company plans to use the funds to redeem all of the outstanding $225 million 8.25% senior notes due December 1, 2008 and its entire outstanding $100 million 6.5% senior notes due May 1, 2009. The redemption of the notes is scheduled for November 3, 2008.

“Given the unrest in the credit markets, we believe it is in the best interest of YRC to satisfy these maturities early,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Our current financial condition is solid; and with no further note maturities until 2010, we are well positioned to weather this economic environment.”

As the note redemptions and the draw on the senior revolving credit facility will occur in the same quarterly reporting period, the company does not expect these specific actions to have an affect on its aggregate outstanding indebtedness at the end of the fourth quarter 2008. The company expects to remain in full compliance with all terms of its credit agreement. After taking into account the October 2, 2008 draw, the company has nearly $400 million of borrowing capacity remaining under its credit facilities. In addition, these redemptions will satisfy all of the company’s significant maturities through March 2010.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expect(s)”, “believe(s)”, “will”, “plan(s)” and similar expressions are intended to identify forward-looking statements.

The company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company’s expectation regarding its compliance with the company’s credit agreement is only the company’s expectation regarding such compliance. The ability of the company to comply with the terms of its credit agreement could be affected by a number of factors, including (among others) the factors identified in the preceding paragraph, the timing of the company’s cash receipts and expenditures and the lack of any unanticipated liabilities maturing, contingent or otherwise.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 59,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com